SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT dated this 6th day of June 2008 by and between

1.
Mr. Sanjiw Kumar Singh, Mr. Raju Kumar Singh, and Mr. Rana Rajesh Kumar residing at F-1194 Chittranjan Park, New DeIhi-110019 (hereinafter collectively referred to as “Dr. Sanjiw which expression shall, subject to the terms of this Agreement, include their successors, nominees, legal representative and permitted assigns) of the First Part.

AND

2.
Armen Karapetyan, and Joseph Rached the majority shareholders of SFH1 Acquisition Corp., (hereinafter collectively referred to as “the Shareholders” which expression shall subject to the terms of this Agreement, include their heirs, legal representatives, successors and permitted assigns) of the Second Part.

AND

3.
SFH Acquisition Corp., a Delaware corporation, incorporated under the laws of U.S. and having its registered office at 3363 NE 163rd Street Suite 705, North Miami Beach, Florida (hereinafter referred to as “the Company” which expression shall, subject to the terms of this Agreement, include its successors-in-business and permitted assigns).

WHEREAS

A.
The Company had an authorized share capital of 100,000,000 shares of common stock of which 10,793,650 par value $.0001 are issued and outstanding as of June 2, 2008 of which the Shareholders own a total of 5,000,000 shares of Common Stock.

B.
The Company acquired from Dr. Sanjiw one hundred percent (100%) of the shares of Protech Biosystems Pvt. Ltd, a company incorporated in India, and in exchange agreed to allot six million one hundred thousand (6.1 million) shares of the Company to Dr. Sanjiw. Following issuance of the 6.1 million shares of common stock, Dr. Sanjiw will own approximately 36.1% of the issued and outstanding common stock of the Company.

C.
For the aforesaid purpose, the parties had executed a Share Exchange Agreement dated the same date in June 2008, summarizing the proposed terns of the transaction and have on this date authorized the issuance of six million one hundred thousand (6.1 million) shares of the Company to Dr. Sanjiw.

NOW IT IS HEREBY AGREED BETWEEN THE PARTIES AS FOLLOWS:

Article I

Definitions

In this Agreement the expressions mentioned below shall have the following meaning:--

1.1	“Act” means the Securities Act of 1933 as amended from time to time.

1.2
“Affiliate” means companies within the same “group”, and any entity, which controls, is controlled by, or is under the common control of any of the Parties to this Agreement. The term “control” being used in the sense of power to elect, appoint or remove either singly by itself or together with other Affiliates a majority of its directors or to direct and control the management of a company, or to hold in excess of 50% of the voting interest. The term Common Control being used in the sense that the shareholder and the other person are both ultimately controlled by the same person. Common Control shall mean the predominant ultimate beneficial interest and/or effective control being exercised by the same person or a group of persons over third parties, any Party to this Agreement and/or any of their Affiliates.

1.3	“Closing Date” means the date of execution of this Agreement;

1.4
“Law” includes all applicable statutes, enactments, acts of legislature or Parliament, laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Government, statutory authority, tribunal, board, court or recognized stock exchange.

1.5	“Parties” means the parties to this Agreement when referred to collectively and “Party” when referred to individually.

1.6	“Related Person” means and includes:-

(i)	any company in which any Shareholder holds more than 10% of the equity share capital of such company;

(ii)	any company which is under the control and management of a Shareholder;

(iii)	any holding or subsidiary company of the Company or of a Shareholder;

(iv)
any firm or company in which a Shareholder is, or was within the six months immediately preceding the concerned date, a director or partner or has any control or ownership interest in excess of 10% of the shareholding or the share as the case may be;

(v)	any director of the or of any Shareholder or of any holding or subsidiary company of the Company or of a Shareholder.

1.7
“Senior Management” means any officer or director of either the Company or personnel of the Company or Protech or any other individual drawing emoluments or salaries in excess of $10,000 or more per month or a person functionally heading a department.

1.8	“Stock Option(s)” or “ESOP” means the equity shares of the Company which may be issued in favor of the Employees of the Company.

1.9	“Third Party” means any party which is not a party to this Agreement.

1.10	Headings are used for convenience only and shall not affect the meaning or interpretation of this Agreement.

1.11	In this Agreement, (unless the context requires otherwise):--

(i)	reference to the singular includes a reference to the plural and vice versa,

(ii)	reference to any gender includes a reference to all other genders.

(iii)	reference to any person includes any legal or natural person, partnership, firm, trust, company, government or local authority, department or other body (whether corporate or unincorporated).

(iv)	reference to an individual shall include his legal representative, successor, legal heir, executor and administrator.

(v)	words and expressions used but not defined in this Agreement shall have the same meaning as in the Act.

(vi)
reference to statutory provisions shall be construed as meaning and including references also to any amendment or re-enactment (whether before or after the date of this Agreement) for the time being in force and to all statutory instruments or orders made pursuant to statutory provisions.

(vii)	references to any statute or regulation made using a commonly used abbreviation shall be construed as a reference to the title of the statute or regulation.

(viii)	references to any Article, Clause or Annexure shall be deemed to be a reference to an Article, Clause or Annexure of or to this Agreement.

1.12	The Schedules to this Agreement shall form an integral part of this Agreement.

1.13	For the purpose of this Agreement, “Confidential Information” shall include all:

(a)
Production process, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedure, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data, price lists and other materials or information relating to the Company’s business and activities and the manner in which the Company does business;

(b)
Computer software, whether, existing or hereafter developed for use on any operating system or machine, all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom;

(c)	Source and object code, flowcharts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts and related documentation and manuals.
(d)
Discoveries, concept and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, computer-related equipment or technology, techniques, “know--how”, designs, drawings and specifications.

(e)	All other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar business or activities.
(f)	All ideas which are derived from or related to the access to or knowledge of any of the enumerated materials and information; and
(g)
All information about or belonging to suppliers and clients of, and all parties to any agreement with the Company which would be confidential information pursuant to the above definition if such other parties were in the position of the Company.

The term Confidential Information shall not include

a)	information or knowledge which may become available to the public generally;

b)	any disclosure or use required by law or the order of a court or tribunal of competent jurisdiction or by any appropriate regulatory authority;

c)	any disclosure or use with the consent of the Board.

Article 2.

Representations and Warranties of the Shareholders; Dr. Sanjiw and the Company

(a) The Shareholders and the Company hereby jointly and severally represent and warrant to Dr. Sanjiw that the following statements are true, accurate and not misleading as on the date of this Agreement:

2.1	The Company is a corporation legally organized and validly existing under the laws of USA;

2.2
This Agreement has been validly executed by the Shareholders and by the Company through its representative Mr. Armen Karapetyan, duly authorized by the Board Resolution of the Company, and constitutes a valid agreement binding on the Shareholders and the Company and enforceable in accordance with the laws of USA.

2.3
The Shareholders and the Company have obtained all approvals and other authorizations required under the Laws of USA or any other agreements entered into by the Shareholders and the Company to carry out their business and to enter into this Agreement.

(b)  Dr. Sanjiw, and Protech Biosystems Pvt. Ltd, (“Protech”) hereby jointly and severally represent and warrant to the Shareholders and the Company that the following statements are true, accurate and not misleading as on the date of this Agreement:

2.1	Protech is a legally constituted and validly existing limited liability company in India.

2.2	This Agreement has been validly executed by Dr. Sanjiw and by Protech and constitutes a valid agreement binding on Dr. Sanjiw and Protech.
2.3
Dr. Sanjiw and Protech have obtained all approvals and other authorizations required under the Laws of India or any other agreements entered into by Dr. Sanjiw and Protech to carry out their business and to enter into this Agreement.

Article 3

Management and Control of the Company

3.1
The Board of Directors of the Company (“the Board”) shall initially consist of two directors of which one shall be nominated by the Shareholders and one shall be nominated by Dr. Sanjiw, The Shareholders agree to cast all votes represented by the number of shares of common stock each of the Shareholders own in favor of Dr. Sanjiw or his designee. Dr. Sanjiw agrees to cast all votes represented by the number of shares of common stock owned by Dr. Sanjiw in favor of Armen Karapetyan or his designee.

The Shareholders and the Dr. Sanjiw will be entitled to nominate the alternate directors of their respective nominated Directors in accordance with the provisions of the Act; The position of Chairman of the Board will be nominated by Dr. Sanjiw. The Parties hereto agree that in ease a Director dies, resigns or is otherwise removed prior to the completion of his term, then his position shall be filled at the next annual meeting of the Company’s shareholders and each of the parties shall vote their shares of common stock as set forth herein.

3.2
The Parties will use their best efforts to insure that at any board meeting of the Company shall include at least one nominee director each, or such nominated director’s alternate, nominated by Dr. Sanjiw and the Shareholders respectively.

3.3
The Company shall bear all reasonable expenses incurred by the Directors of the Company, in connection with the Directors’ travel to the place of the meeting for attending board meetings or committee meetings as may be approved by the Board.

3.4
Dr. Sanjiw shall not be entitled to transfer his Shares until after the expiry of a period of one year from the date of signing of this Agreement. Since the Shareholders have already owned their shares for more than one year, this restriction shall not apply to the Shareholders. At such time as the Shareholder is permitted to transfer their equity interest, any Party wishes to sell their Shares or any of them (“the Sale Shares”) it shall first by a written notice (“the Sale Notice”) serve on the other Party their offer to sell the Sale Shares, in accordance with the provisions of this Article (“the Offer”). The Sale Notice shall specify the number of Sale Shares, the price at which they are proposed to be sold, the name of the proposed purchaser, the terms and conditions of the proposed sale, the time within which the Offer must be accepted, which is fifteen days from and including the date of receipt by the other Party of the Sale Notice (‘the Offer Period”), and following which the Offer shall be deemed to have lapsed; Provided that the Offer Period shall not be less than thirty days from and including the date of receipt by the other Party of the Sale Notice. It is agreed that the Offer shall be irrevocable during the Offer Period. The restrictions set forth above shall not apply to any sales of the parties shares conducted in market transactions through a broker.

3.5
The other Party shall be entitled to respond to the Sale Notice by serving a written notice (“the Response Notice”) on the Party prior to the expiry of the Offer Period whereby the other Party may accept the Offer to purchase all or a part of the Sale Shares from the Party at the same price and on the same terms stated in the Sale Notice.. The other Party shall be entitled to purchase part of the Sale Shares only in the event the proposed purchaser is willing to accept the balance of the Sale Shares at the same price and on the same terms as stated in the Sale Notice

3.6
In the event of a Response Notice under Clause 3.6(a) above, the other Party shall pay the purchase price for the Shares desired to be purchased by the other Party within a period of 15 days from the date of delivery of the Response Notice to the Party against the delivery of Share certificates and execution and delivery of the requisite transfer forms. The period of 15 days shall be extended by such number of days as may be required for obtaining all Regulatory Approvals required for the sale/purchase of the Shares. The Parties agree that in the event that the Regulatory Approvals are declined, it shall be deemed that the Offer had not been made and that the shares may be sold or otherwise transferred in the sole and absolute discretion of the selling stockholder.

3.7
The Shareholders undertake to authorize an offering of the Company’s securities to secure additional working capital. The terms of any underwriting, the appointment of any manager, underwriter or other financial advisor for such offering shall be subject to the approval of the Board of Directors.

3.8
From the date of execution of this Agreement and during such time this Agreement remains in force and for a period of two years thereafter, without the express written consent of the other Party, neither Party shall engage in any business, directly or indirectly, that is in competition with the business of the Company.

3.9
For so long as either of the Shareholders own at least five percent (in total) of the issued and outstanding shares of common stock of the Company, neither the Company nor Protech Biosystems Pvt. Ltd will increase any salaries payable to its officers without the unanimous consent of the Company’s Board of Directors.

Article 4

Term &Termination

4.1	This Agreement becomes effective upon execution by all Parties.

4.2	This Agreement can be terminated by mutual consent.

Article 5

Confidentiality

5.1
Each of the Parties herein agree that Confidential Information exchanged to date and which maybe exchanged during the term of this Agreement and any technical information in any form provided to the Parties or by the Parties is confidential and proprietary and shall not be reproduced, copied or disclosed to any third parties, unless there is mutual agreement to disclose certain terms, in which case the disclosure may be made but only in such manner and to such extent as the Parties may agree,

5.2
The Parties hereto shall at all times cause their partners, directors, officers, employees, agents, representatives, advisors, associates and any other person acting on their behalf to refrain from disclosing Confidential Information and shall ensure that such Confidential Information is only used for the purposes of Shareholders and the Company, irrespective of whether the Confidential Information was provided in writing or orally or whether the written embodiment of the Confidential Information has been marked as confidential.

5.3	None of the Parties shall make any public announcement regarding this Agreement without prior consent of all Parties except as may be required to be filed with the Securities and Exchange Commission.

5.4	The confidentiality obligations shall survive the expiry of this Agreement and is legally binding on the Parties and shall always be in full force and effect.

Article 6

Validity and Enforceability

6.1
In the event that any provision of this Agreement is legally proved to be wholly or partly invalid or unenforceable, such event shall not affect the validity or enforceability of the remaining provisions hereof.

6.2	In such event the Parties shall replace such invalid or unenforceable provision by a new one approximating the ineffective provision as closely as possible.

Article 7

Arbitration and Dispute Resolution

7.1
In the event any of any claim, controversy, dispute or difference between the Parties hereto, arising out of or in connection with or in relation to this Agreement, the Party raising the dispute will be entitled refer the same to arbitration in accordance with the American Arbitration Association. Any arbitration proceeding shall be held at the AAA office located closest to Miami-Dade County, Florida

7.2
The notice should accurately set out the disputes between the Parties and the intention of the aggrieved Party to refer such disputes to arbitration as provided herein. All notices by one Party to the others in connection with the arbitration shall be in writing and shall be made as provided in this Agreement.

Article 8
Miscellaneous

8.1
This Agreement is governed by and is to be construed in accordance with the laws of state of Florida and shall be subject to the jurisdiction of the Florida Courts located in Miami-Dade County, Florida

8.2
Nothing herein contained in this Agreement shall constitute or be deemed to constitute a partnership or a joint venture, technical or financial collaboration between the Parties, and no Party shall hold himself out as an agent for the other Party, except with the express prior written consent of the other Party.

8.3	Any date or period as set out in any Clause of this Agreement may be extended with the written consent of all the Parties hereto failing which time shall be of the essence.

8.4
Each of the rights of the Parties hereto under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of the Parties hereto, whether under this Agreement or otherwise.

8.5
This Agreement may be executed in any number of documents or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such documents or counterparts.

8.6
No variation of this Agreement shall be binding on any Party unless, and to the extent that, such variation is mutually agreed and recorded in a written document executed by all the Parties, but where any such document exists and is so signed such Party shall not allege that such document is not binding by virtue of an absence of consideration.

8.7	This Agreement is personal to the Parties and shall not be capable of assignment, except with the prior written consent of the non-assigning Party.

8.8
Except in matters of statutory compliance by the company, whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

8.9
All notices required and permitted under the provisions of this Agreement or by law to be served upon or to be given to a Party hereto by any other Party hereto shall be in English language and shall be deemed duly served or given:--

(i)
on the date of service, if served personally against receipt or sent by facsimile transmission with appropriate confirmation of or receipt, only if immediately followed up by sending a copy of the same via Registered Post with acknowledgement due; or

(ii)	on the 7th day after service, if sent by —Speed Post courier against receipt and addressed as follows:-

This Agreement shall be effective upon execution by the last signatory hereto.

This Agreement executed the date set forth above.

————————
Sanjiw Kumar Singh
Date: June —, 2008

————————
Raju Kumar Singh
Date: June —, 2008

—————————
Rana Rajesh Kumar
Armen Karapetuan
Date: June —, 2008

—————————
Josepth Rached
Date: June ____, 2008

Protech Biosystems Pvt. Ltd,

————————————

SFH I Acquisition Corp.

—————————
By Armen Karapetyan
Date: June ——, 2008
Its: President